                                                                    Exhibit 99.1


           WIND RIVER SYSTEMS AND INTEGRATED SYSTEMS, INC. JOIN FORCES

     COMBINED ORGANIZATION WILL BRING MORE COMPLETE PRODUCTS AND TECHNOLOGY
            TO MARKET FASTER; STRENGTHEN PROFESSIONAL SERVICES GROUPS

ALAMEDA, CA /SUNNYVALE, CA October 21, 1999 - Wind River Systems, Inc. (Nasdaq:
WIND), a leader in embedded development software and services for the post-PC era, and Integrated Systems, Inc. (ISI) (Nasdaq: INTS), today announced a definitive agreement for Wind River to acquire ISI, which provides embedded systems software for a broad range of industries including telecom/datacom, consumer electronics, automotive, and aerospace. The agreement calls for a stock-for-stock transaction with a fixed exchange rate of .92 shares of Wind River stock for each outstanding share of ISI stock. The contemplated acquisition is subject to a number of conditions, including approval by the shareholders of Wind River and ISI and obtaining clearances under applicable antitrust laws. The transaction is intended to be accounted for as a pooling of interests and to qualify as a tax-free reorganization.

For additional information please see the frequently asked questions document at www.windriver.com or join the conference call at 8:00 a.m. PST on October 22, 1999, by calling 888-593-6346 in the U.S. and 706-634-2373 internationally.

"This is a great opportunity for our customers, employees, and shareholders. Time-to-market pressures are driving our customers to increasingly demand both broader and more in-depth embedded computing technology," commented Tom St. Dennis, CEO of Wind River Systems. "The combined experience of more than 500 development engineers and over 200 technical service engineers--including consultants, tech support, and training--resulting from this transaction will enable us to meet these needs and bring better products to market faster."

In addition, the unification of Wind River's new services business unit with ISI's well-established Dr. Design group will create a more complete consulting and support organization to help our customers compete in markets where embedded technology is crucial to success--even if those companies have limited embedded experiences, tight market windows, or extremely complex next-generation embedded devices.

Tom St. Dennis will become CEO of the combined company, to be known as Wind River Systems, Inc. Chairman and co-founder of Wind River, Jerry Fiddler, will remain chairman of the board and Naren Gupta, chairman and founder of ISI, will become vice-chairman. After transitioning the two companies through the integration, ISI president and CEO Charles Boesenberg will retire from his post.

"There are many companies vying for the embedded computing segment of the operating system market," said Charles Boesenberg, president and CEO of ISI. "ISI and Wind River's engineering resources and technical strategy are synergistic--we share the belief that a deterministic operating system, powerful development tools, and broad support for networking


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connectivity should serve as the base platform for any product built on embedded software. Together we can provide better products and services to help reduce our customers' time to market."

"One of Wind River's goals has always been to move the industry forward, and combining forces with ISI certainly does that," said Jerry Fiddler, co-founder and chairman of Wind River. "As operating systems take on more and more complex tasks, new areas of expertise are required every day in each vertical and horizontal market. Through our unique combination of technical expertise in professional services and engineering, we are well-positioned to meet these fast-paced new challenges."

"The worldwide reach of Wind River and ISI will give potential customers a very strong option as they look at development software," agreed Naren Gupta, chairman and founder of ISI. "The combination will allow us to deliver exciting new products to this dynamic market at an accelerated pace."

ABOUT INTEGRATED SYSTEMS, INC.
Integrated Systems, Inc. (www.isi.com) is a premier provider of software, tools, and engineering services for the embedded systems market. ISI's industry-proven embedded real-time operating system, pSOS+-Registered Trademark-, is currently deployed in over 38 million devices worldwide, primarily in the telecom/datacom, consumer electronics, automotive, aerospace, and emerging Internet appliance segments. ISI addresses these markets through extensive technology alliance programs, a broad set of embedded software solutions, and valuable services such as engineering design expertise center and Sun Microsystems. With 1999 revenues of $133 million, ISI employs more than 728 employees in 31 offices worldwide, with development centers that include MATRIXx-Registered Trademark- and Epilogue product groups and ISI's subsidiaries: Diab-SDS; TakeFive Software; and Doctor Design. ISI's global customer base includes corporations such as Casio, Canon, Cisco, Ericsson, Kodak, IBM, Lucent Technologies, Motorola, Nokia, Nortel, Philips, Sony, and 3Com.

WIND RIVER SYSTEMS, INC.
Wind River Systems, Inc. is a worldwide leader in embedded software. Wind River provides software development tools, real-time operating systems, and advanced connectivity for use in products throughout the Internet, telecommunications and data communications, digital imaging, networking, medical, computer peripherals, automotive, and aerospace/defense markets. Wind River is how smart things think. Founded in 1983, Wind River is headquartered in Alameda, California, with operations in fifteen countries worldwide.

THIS NEWS RELEASE CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS OR OUTCOMES TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED BY THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, RISKS RELATING TO THE CONSUMMATION OF THE CONTEMPLATED TRANSACTION, INCLUDING THE RISK THAT REQUIRED REGULATORY CLEARANCES OR SHAREHOLDER APPROVALS MIGHT NOT BE OBTAINED IN A TIMELY MANNER OR AT ALL. IN ADDITION, STATEMENTS IN THIS PRESS RELEASE RELATING TO THE EXPECTED BENEFITS OF THE CONTEMPLATED TRANSACTION ARE SUBJECT TO RISKS RELATING TO THE TIMING AND SUCCESSFUL COMPLETION OF TECHNOLOGY AND PRODUCT DEVELOPMENT THROUGH PRODUCTION READINESS, INTEGRATION OF THE TECHNOLOGIES AND BUSINESSES OF WIND RIVER AND ISI, UNANTICIPATED


                                       6.
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EXPENDITURES, CHANGING RELATIONSHIPS WITH CUSTOMERS, SUPPLIERS AND STRATEGIC
PARTNERS AND OTHER FACTORS DESCRIBED IN THE MOST RECENT FORM 10-K AND OTHER PERIODIC REPORTS FILED BY WIND RIVER AND ISI WITH THE SECURITIES AND EXCHANGE COMMISSION. WIND RIVER UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS, OR OTHERWISE.


                                     # # # #


Wind River, and the Wind River logo are registered trademarks and Tornado is a trademark of Wind River, Inc. All other names mentioned are trademarks, registered trademarks or service marks of their respective companies.

 Contact:       Stephanie Schwarz                       Linda Nixon
                Wind River Systems                      Integrated Systems, Inc.
                510-749-2573                            408-542-1797
                stephanie.schwarz@windriver.com         lnixon@isi.com



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